Exhibit 10.1

Subsequent Term Note

For good value, on this date of May 20 , 2013, Lucid, Inc. (“Borrower”) promises to pay to the order of Northeast LCD Capital, LLC (“Lender”) and Northeast LCD Capital, LLC unconditionally promises to lend to Lucid, Inc. the sum of Five Million ($5,000,000.) Dollars, together with interest at the rate of 7% per annum on the unpaid balance, paid in the following manner:

Payments shall be first applied to interest and the balance to principal. This note may be prepaid at any time, in whole or in part, without penalty. This note shall, at the option of any holder hereof, be due and payable upon the:

1.        Failure to make payment of principal and interest by the maturity date which is eighteen months from the above date.

2.        Breach of the Loan and Security Agreement dated as of July 5, 2012 among Lucid, Inc. as Borrower and Northeast LCD Capital, LLC as Lender.

3.        Death, incapacity, dissolution or liquidation of any of the undersigned, or any endorser, guarantor or surety.

4.        Filing by Borrower of an assignment for the benefit of creditors, bankruptcy or other form of insolvency, or by suffering an involuntary petition in bankruptcy or receivership not vacated within sixty (60) days.

If this note shall be in default and placed for collection, the Borrower shall pay all reasonable attorney fees and costs of collection.

Payments shall be made to such address as may from time to time be designated by any holder.

Grant of Security Interest. Borrower hereby grants Lender, for the benefit of itself, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lender, for the benefit of itself the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that expressly have superior priority to Lender’s Lien under this Agreement) along with the first priority perfected security interest from the July 5, 2012 Loan and Security Agreement. If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Lender in a writing signed by Borrower of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

If this Agreement is terminated, Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations), Lender shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

The Borrower and any successors shall remain fully bound until this note is paid and waive demand, presentment and protest and all notices thereto and further agree to remain bound, notwithstanding any extension, modification, waiver, or other indulgence or discharge or release of any obligor hereunder or exchange, substitution, or release of any collateral granted as security for this note. No modification or indulgence by any holder hereof shall be binding unless in writing; and any indulgence on any one occasion shall not be an indulgence for any other or future occasion. The rights of any holder hereof shall be cumulative and not necessarily successive. This note shall take effect as a sealed instrument and be governed and enforced in accordance with the laws of the State of New York.

Dated: May 20, 2013

Borrower: Lucid, Inc.		Lender: Northeast LCD Capital, LLC

By:	/s/ L. Michael Hone	By:	/s/ C. Wesley Crowell
	L. Michael Hone		C. Wesley Crowell
	Chief Executive Officer		Manager